FOR IMMEDIATE RELEASE

Contact Information
Joe McComish, Investor Relations
Phone: (701) 837-7104
E-mail: IR@centerspacehomes.com

CENTERSPACE ANNOUNCES SALE OF NINE
COMMUNITIES IN MINNESOTA AND NEBRASKA

MINNEAPOLIS, MN, March 16, 2023 – Centerspace announced the sale of nine communities located in Minnesota and Nebraska for an aggregate sales price of $144.3 million. The sale included four communities in the St. Cloud market comprising 692 homes, two communities in the Omaha-Lincoln market comprising 498 homes, and three communities in the Minneapolis-St. Paul market comprising 377 homes.

Proceeds from the sale will be used to pay down outstanding debt, thus reducing leverage and increasing the weighted average maturity of the Company’s debt obligations.

CBRE served as the broker for all Minnesota communities while MMG Real Estate Advisors brokered the communities in Nebraska.

“This is another step in our strategy to boost the quality of our homes, earnings power of the company, and flexibility of our balance sheet,” said Mark Decker, Centerspace President and CEO. “The continued demand for affordable housing options in our markets made this an attractive time to sell these communities and improve our Company.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 75 apartment communities consisting of 13,498 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2022 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.